Series B Sensitivity

Exchange Ratio Analysis – All AM Unitholders

CONFIDENTIAL DRAFT
SUBJECT TO CHANGE

Exchange Ratio	XR Consideration to Unaffiliateds	XR Consideration to AR	Value of XR Consideration	Incremental Value with XR Increase	Total Implied Series B value	Shares Issued to Series B Unitholders
1.775x	$2,767	$3,079	$5,846	-	$320	18.5
1.785x	$2,782	$3,096	$5,879	$33	$287	16.6
1.795x	$2,798	$3,114	$5,911	$33	$255	14.7
1.805x	$2,813	$3,131	$5,944	$33	$222	12.9
1.815x	$2,828	$3,148	$5,976	$33	$190	11.0
1.825x	$2,844	$3,165	$6,009	$33	$157	9.1
1.835x	$2,859	$3,182	$6,041	$33	$125	7.2
1.845x	$2,874	$3,200	$6,074	$33	$92	5.3
1.855x	$2,889	$3,217	$6,106	$33	$60	3.5
1.865x	$2,905	$3,234	$6,139	$33	$27	1.6
1.875x	$2,920	$3,251	$6,171	$33	N/A	N/A
1.885x	$2,935	$3,269	$6,204	$33	N/A	N/A

Source: Company management, FactSet as of 8/30/2018.
Note: Based on AMGP share price of $17.28.

TUDOR PICKERING HOLT & CO | ENERGY INVESTMENT & MERCHANT BANKING

1

Series B Sensitivity

Exchange Ratio Analysis – Unaffiliated AM Unitholders

CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Exchange Ratio	XR Consideration to Unaffiliateds	XR Consideration to AR	Value of XR Consideration	Incremental Value with XR Increase	Total Implied Series B value	Shares Issued to Series B Unitholders
1.775x	$2,767	$3,079	$5,846	-	$320	18.5
1.785x	$2,782	$3,079	$5,862	$15	$304	17.6
1.795x	$2,798	$3,079	$5,877	$15	$289	16.7
1.805x	$2,813	$3,079	$5,892	$15	$274	15.8
1.815x	$2,828	$3,079	$5,907	$15	$259	15.0
1.825x	$2,844	$3,079	$5,923	$15	$243	14.1
1.835x	$2,859	$3,079	$5,938	$15	$228	13.2
1.845x	$2,874	$3,079	$5,953	$15	$213	12.3
1.855x	$2,889	$3,079	$5,969	$15	$197	11.4
1.865x	$2,905	$3,079	$5,984	$15	$182	10.5
1.875x	$2,920	$3,079	$5,999	$15	$167	9.7
1.885x	$2,935	$3,079	$6,014	$15	$152	8.8

Source: Company management, FactSet as of 8/30/2018.
Note: Based on AMGP share price of $17.28.

TUDOR PICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

2